Exhibit 10.2

ADAMS COUNTY NATIONAL BANK OF GETTYSBURG, PA

AMENDED AND RESTATED SALARY CONTINUATION AGREEMENT

THIS AGREEMENT is made this 30th day of December, 2008, by and between Adams County National Bank of Gettysburg, Pennsylvania (the “Company”) and                          (the “Executive”).

INTRODUCTION

To encourage the Executive to remain an employee of the Company, the Company is willing to provide salary continuation benefits to the Executive. The Company will pay the benefits from its general assets.

The Company and the Executive executed a Salary Continuation Agreement on May 14, 1996, as amended on March 27, 1998.

The Company and the Executive wish to amend the Salary Continuation Agreement to comply with Section 409A of the Code.

AGREEMENT

The Executive and the Company, intending to be legally bound, agree as follows:

Article 1

Definitions

1.1           Definitions.  Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1.1        “Change of Control” means the transfer of 51% or more of the Company’s or ACNB Corporation’s outstanding voting common stock followed within twelve (12) months by replacement of fifty percent (50%) or more of the members of the Company’s Board of Directors (for reasons other than death or disability).

1.1.2        “Code” means the Internal Revenue Code of 1986, as amended. References to a Code section shall be deemed to be to that section as it now exists and to any successor provision.

1.1.3        “Company” means Adams County National Bank of Gettysburg, Pennsylvania, and any successor thereto.

1.1.4        “Normal Retirement Date” means the Executive attaining age     , or his/her actual retirement date if after age     .

1.1.4a      “Specified Employee” means an employee who at the time of Termination of Employment is a key employee of the Company, if any stock of the Company or ACNB Corporation is publicly traded on an established securities market or otherwise. For purposes of this Agreement, an employee is a key employee if the employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5)) at any time during the twelve (12) month period ending on December 31 (the “Identification Period”). If the employee is a key employee during an Identification Period, the employee is treated as a key employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of April following the close of the Identification Period.

1.1.5        “Termination of Employment” means termination of the Executive’s employment with the Company for reasons other than death. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Company and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Company if the Executive has been providing services to the Company less than thirtysix (36) months).

1.1.6        “Plan Year” means each twelve (12) month period from the effective date of this Agreement.

Article 2

Retirement Benefits

2.1           Normal Retirement Benefit.  If the Executive terminates employment on or after the Normal Retirement Date for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1.

2.1.1        Amount of Benefit.  The benefit under this Section 2.1 is $            .

2.1.2        Payment of Benefit.  The Company shall pay the benefit to the Executive on the first day of each month commencing with the month following the Executive’s Normal Retirement Date and continuing for 179 additional months.

2.2           Early Retirement Benefit.  If the Executive terminates employment before the Normal Retirement Date, and for reasons other than death or following a Change of Control, the Company shall pay to the Executive the benefit described in this Section 2.2.

2.2.1        Amount of Benefit.  The benefit under this Section 2.2 is the benefit determined under Schedule A based on the date of the Executive’s Termination of Employment.

2.2.2        Payment of Benefit.  The Company shall pay the annual benefit to the Executive in twelve (12) equal monthly installments payable on the first day of each month commencing with the month following Termination of Employment and continuing for 179 additional months.

2.3           Change of Control Benefit.  Upon a Change in Control followed by a Termination of Employment, the Company shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

2.3.1        Amount of Benefit.  The benefit under this Section 2.3 is the Normal Retirement Benefit described in Section 2.1.1.

2.3.2        Payment of Benefit.  The Company shall pay the annual benefit to the Executive in twelve (12) equal monthly installments payable on the first day of each month commencing with the month following Termination of Employment and continuing for 179 additional months.

2.4           Restriction on Timing of Distributions.  Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee, the provisions of this Section 2.4 shall govern all distributions hereunder. If benefit distributions which would otherwise be made to the Executive due to a Termination of Employment are limited because the Executive is a Specified Employee, then such distributions shall not be made during the first six (6) months following Termination of Employment. Rather, any distribution which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Termination of Employment. All subsequent distributions shall be paid in the manner specified.

2.5           Distributions Upon Income Inclusion Under Section 409A of the Code.  If, pursuant to Code Section 409A, the Federal Insurance Contributions Act or other state, local or foreign tax, the Executive becomes subject to tax on the amounts deferred hereunder, then the Company may make a limited distribution to the Executive in accordance with the provisions of Treasury Regulations Section 1.409A-3(j)(vi), (vii) and (xi).

2.6           Change in Form or Timing of Distributions.  All changes in the form or timing of distributions hereunder must comply with the following requirements. The changes:

(a)           may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;

(b)           must, for benefits distributable under Sections 2.1, 2.2 and 2.3, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and,

(c)           must take effect not less than twelve (12) months after the election is made.

Article 3

Survivor Benefits

3.1           Death During Active Service.  If the Executive dies while in the active service of the Company, the Company shall pay to the Executive’s beneficiary the benefit described in this Section 3.1.

3.1.1        Amount of Benefit.  The benefit under Section 3.1 is the lifetime benefit that would have been paid to the Executive under Section 2.1 calculated as if the date of the Executive’s death were the Normal Retirement Date.

3.1.2        Payment of Benefit.  The Company shall pay the benefit to the beneficiary on the first day of each month commencing with the month following the Executive’s death and continuing for 179 additional months.

3.2           Death During Benefit Period.  If the Executive dies after benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive’s beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

3.3           Death Following Active Service Before Benefits Commence.  If the Executive is entitled to benefit payments under this Agreement, but dies prior to receiving said benefit payments, the Company shall pay the Executive’s beneficiary the benefit described in this Section 3.3.

3.3.1        Amount of Benefit.  The benefit under Section 3.3 is the vested benefit that would have been paid to the Executive pursuant to Schedule A.

3.3.2        Payment of Benefit.  The Company shall pay the benefit to the beneficiary on the first day of each month commencing with the month following the Executive’s death and continuing for 179 additional months.

3.4           Death After Change of Control.  If Executive dies following a Change of Control, provided Executive was in active service at the time of the Change of Control, the Company shall pay the Executive’s beneficiary the benefit described in this Section 3.4.

3.4.1        Amount of Benefit.  The benefit under Section 3.4 is the lifetime benefit that would have been paid to the Executive under Section 2.1 calculated as if the date of the Executive’s death were the Normal Retirement Date.

3.4.2        Payment of Benefit.  The Company shall pay the benefit to the beneficiary on the first day of each month commencing with the month following the Executive’s death and continuing for 179 additional months.

Article 4

Beneficiaries

4.1           Beneficiary Designations.  The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive’s lifetime. The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s surviving spouse, if any, and, if none, to the Executive’s surviving children and the descendants of any deceased child by right of representation, and if no children or descendants survive, to the Executive’s estate.

4.2           Facility of Payment.  If a benefit is payable to a minor, to a person declared incapacitated (prior Pennsylvania law referred to such a person as incompetent), or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person. The Company may require proof of incapacity, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

Article 5

General Limitations

Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement:

5.1           Excess Parachute Payment.  To the extent the benefit would be an excess parachute payment under Section 280G of the Code.

5.2           Termination for Cause.  If the Company terminates the Executive’s employment for:

5.2.1        Gross negligence or gross neglect of duties;

5.2.2        Commission of a felony or of a gross misdemeanor involving moral turpitude; or,

5.2.3        Executive’s bankruptcy, fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive’s employment which is inimical to the best interest of the Bank monetarily or otherwise.

5.3           Competition After Termination of Employment.  No benefits shall be payable; except for benefits paid due to a Change of Control, if the Executive, without the prior written consent of the Company, engages in, becomes interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a substantial shareholder in a corporation, or becomes associated with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted in the trading area (a fifty mile radius) of the business of the Company which enterprise is, or may deemed to be, competitive with any business carried on by the Company as of the date of termination of the Executive’s employment or retirement.

5.4           Suicide or Misstatement.  No benefits shall be payable if the Executive commits suicide within two (2) years after the original date of this Agreement, May 14, 1996, or if the

Executive has made any material misstatement of fact on any application for life insurance purchased by the Company.

Article 6

Claims and Review Procedures

6.1           Claims Procedure.  The Company shall notify the Executive’s beneficiary in writing, within ninety (90) days of his or her written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement. If the Company determines that the beneficiary is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the beneficiary wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the beneficiary of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety (90) day period.

6.2           Review Procedure.  If the beneficiary is determined by the Company not to be eligible for benefits, or if the beneficiary believes that he or she is entitled to greater or different benefits, the beneficiary shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the beneficiary believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the beneficiary (and counsel, if any) an opportunity to present his or her position to the Company orally or in writing, and the beneficiary (or counsel) shall have the right to review the pertinent documents. The Company shall notify the beneficiary of its decision in writing within the sixty (60) day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the beneficiary and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the sixty (60) day period is not sufficient, the decision may be deferred for up to another sixty (60) day period at the election of the Company, but notice of this deferral shall be given to the beneficiary.

Article 7

Amendments and Termination

7.1           Amendments.  This Agreement may be amended only by a written agreement signed by the Company and the Executive. However, the Company may unilaterally amend this Agreement to conform with written directives to the Company from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any and all Treasury Regulations and guidance promulgated thereunder.

7.2           Plan Termination Generally.  This Agreement may be terminated only by a written agreement signed by the Company and the Executive. The benefit hereunder shall be the amount the Company has accrued with respect to the obligations hereunder as of the date the Agreement is terminated. Except as provided in Section 7.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, after such termination, benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

7.3           Plan Terminations Under Section 409A.  Notwithstanding anything to the contrary in Section 7.2, if this Agreement terminates in the following circumstances:

(a)           Within thirty (30) days before, or twelve (12) months after a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as described in Section 409A(2)(A)(v) of the Code, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Company’s arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)           Upon the Company’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or,

(c)           Upon the Company’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-l (c) if the Executive participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Company does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Agreement;

the Company may distribute the amount accrued by the Company with respect to the Company’s obligations hereunder, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms.

Article 8

Miscellaneous

8.1           Binding Effect.  This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

8.2           No Guaranty of Employment.  This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

8.3           Non-Transferability.  Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

8.4           Tax Withholding.  The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

8.5           Applicable Law.  The Agreement and all rights hereunder shall be governed by the laws of Pennsylvania, except to the extent preempted by the laws of the United States of America.

8.6           Unfunded Arrangement.  The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

8.7           Compliance with Section 409A.  This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the effective date of this Agreement.

IN WITNESS WHEREOF, the Executive and a duly authorized Company officer have signed this Agreement.

EXECUTIVE:	COMPANY:

Adams County National Bank

By

ADAMS COUNTY NATIONAL BANK OF GETTYSBURG, PA

SALARY CONTINUATION AGREEMENT

BENEFICIARY DESIGNATION

I,	, designate the following as beneficiary of any death benefits under the Salary

Continuation Agreement:

Primary:

%

%

Contingent:

%

%

%

Note:      To name a trust as beneficiary, please provide the name of the trustee(s) and the exact date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Company.  I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary, in the event of the dissolution of our marriage.

Signature

Date

Accepted by the Company this	day of	.

By

Title